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UNITED STATES

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Allergan, Inc.

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Pershing Square Capital Management, L.P.

PS Management GP, LLC

William A. Ackman

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Pershing Square Sends Open Letter Concerning Allergan’s Governance Failures

NEW YORK, May 19, 1014 — Pershing Square Capital Management L.P. has released an open letter sent today to the Board of Directors of Allergan, Inc. (AGN), concerning the board’s governance failures with regard to its handling of Valeant Pharmaceuticals International’s merger proposal. The letter, signed by Pershing Square CEO William A. Ackman, reads as follows:

May 19, 2014

By U.S. Mail and Email:

Mr. Michael R. Gallagher

Lead Director

c/o Allergan, Inc.

2525 Dupont Drive

Irvine, CA 92612

Re:	Allergan Governance Failures

Dear Mr. Gallagher,

Allergan is at a critically important stage in its history and it is essential that the board recognizes its fiduciary responsibilities and follows proper processes and procedures to protect and maximize shareholder value. Based on recent events, we are extremely concerned about governance failures at the company, and are writing an open letter so these issues can be addressed in a transparent manner.

Chairman and CEO David E. I. Pyott Has a Disabling Conflict of Interest

It is self-evident that as a result of the Valeant merger proposal, Chairman and CEO David Pyott has a disabling conflict of interest that arises from the fact that he will lose his leadership role at the company and likely his job as a result of the transaction. As such, he cannot independently represent the company in considering the Valeant merger. For this reason, I attempted to contact you as the board’s lead director. I did so, in part, because Allergan’s 2014 proxy provides:

“Contacting our Board of Directors

Any interested person, including any stockholder, who desires to contact the current director presiding over the executive sessions or the other board members may do so by writing to the Allergan, Inc. Board of Directors, Attn: Secretary, P.O. Box 19534, Irvine, CA 92623. Communications received will be distributed by our Secretary to the director presiding over the executive sessions or such other board member or members as deemed appropriate by our Secretary, depending on the facts and circumstances outlined in the communication received.”

“Mr. Gallagher, as the Board’s lead independent director, holds a critical role in assuring effective corporate governance and in managing the affairs of our Board. Among other responsibilities, Mr. Gallagher:

•	consults with the Chairman of the Board and other board members on corporate governance practices and policies, and assuming primary leadership role in addressing issues of this nature if, under the circumstances, it is inappropriate for the Chairman of the Board to assume such leadership;” [Emphasis added.]

On April 23rd, I emailed Matt Maletta, Allergan’s Associate General Counsel and Secretary, to request an opportunity to speak with you. Mr. Maletta was very responsive and arranged a call the following day, but noted that Mr. Pyott and Jim Hindman, SVP of Investor Relations, would be joining you on the call. While I welcomed the opportunity to meet Mr. Pyott over the phone, the purpose of the call was to speak with you without management present as the lead director who we expected, based on the proxy disclosures, to be the board’s independent representative for shareholders in considering the Valeant bid.

On the call, Mr. Pyott and Mr. Hindman were silent until I addressed a question to Mr. Pyott which he answered. I then requested the opportunity to speak with you in executive session which you rejected. I then asked for your contact information so I could contact you directly in the future. You were unwilling to provide me with your contact information because you explained that you did not believe it was appropriate to speak to me alone. I then offered to speak with you with the board’s counsel present on the call, and you also refused this request. I find it inappropriate that Allergan’s lead independent director was unwilling to speak to a shareholder without management present.

The Board Erred in Not Meeting with Valeant Before Rejecting Its Proposal and in Designating Mr. Pyott as the “Only Member of the Board That Is Authorized to Speak with Shareholders”

Last Monday, Allergan rejected Valeant’s proposal without taking the opportunity to meet with Valeant management to discuss the transaction or to perform due diligence on Valeant. This was despite the fact that Valeant had previously stated publicly that its bid was negotiable. We note that the Valeant bid is comprised of stock and cash, and therefore the valuation of the proposal requires a detailed understanding of Valeant’s business, anticipated cost synergies, and other features of the transaction which can be best understood by meeting with Valeant management and having the opportunity to address any questions and concerns that the board may have.

Last Tuesday, we learned from our Bank of America representative that Mr. Pyott was conducting one-on-one meetings with Allergan’s largest shareholders. We requested a meeting with Mr. Pyott, but our request was rebuffed, and instead we were only offered a 15-minute phone call between the end of his last meeting of the day and his apparent need to make a flight. We told our BofA representative that we preferred an in-person meeting and explained that we would be happy to accommodate Mr. Pyott’s schedule and wait until the following week after Mr. Pyott had met with other large shareholders. BofA checked with the company and confirmed that the only opportunity we would have with Mr. Pyott would be a 15-minute phone call at the end of the day.

Later that day, we briefly spoke with Mr. Pyott until he terminated the call 15 minutes later. On the call, we asked several questions about why Allergan rejected the Valeant proposal, and why the board did not meet with Valeant before doing so. Mr. Pyott would not answer these questions, but simply repeated that “the Valeant bid substantially undervalues Allergan.” At the end of the call, we reminded Mr. Pyott of his conflict of interest and requested the opportunity to meet with Allergan’s independent directors. Mr. Pyott then said that he was “the only member of the board that was authorized to speak with shareholders” and rejected our request to meet with the full board.

Mr. Pyott Has Behaved Inappropriately in Inaccurately Criticizing Valeant and Pershing Square

Over the last week, we have heard from numerous Allergan shareholders who have met with Mr. Pyott. During these meetings, Mr. Pyott, we are told, has denigrated Valeant, including making false and/or misleading statements about Valeant’s business model, R&D strategy, accounting practices, financial performance, and operating approach. Mr. Pyott’s statements are particularly troublesome because if they are accepted by Allergan and/or Valeant shareholders at face value, they could contribute to a decline in Valeant’s stock price which could affect the perceived value of the Valeant proposal. Allergan shareholders have also received the strong impression from Mr. Pyott that he intends to take a “scorched earth” approach to a potential transaction with Valeant, and appears to be motivated more by personal animus than by what is in the best interest of Allergan shareholders.

Mr. Pyott has also apparently criticized Pershing Square, explaining that our views should not be considered, as we are somehow conflicted because of our relationship with Valeant. To set the record straight, Pershing Square is Allergan’s largest shareholder with nearly 10% of the common stock of the company with a current market value as of Friday’s close of more than $4.5 billion. We own no shares of Valeant stock, nor do we have any undisclosed arrangements with Valeant. We are interested only in maximizing the value of our investment in Allergan. We note that, unlike Pershing Square, the majority of Allergan shareholders own Valeant stock. Mr. Pyott would be hard pressed to suggest that these shareholders’ views should be ignored when considering the Valeant transaction.

The Valeant Transaction is Far Superior to a Standalone Allergan

We believe that the current Valeant proposal, which offers shareholders $48.30 in cash and approximately 43% of the combined Valeant and Allergan, is a far superior alternative to Allergan as a standalone enterprise, even considering the upwardly revised guidance presented by Allergan last Monday. The combined company will benefit from enormous cost and strategic synergies by virtue of both companies’ presence in dermatology, ophthalmology and aesthetics. Valeant also has a best-in-class, low-cost operating model, industry-leading and cost-effective R&D productivity, and a demonstrated superior track record of capital allocation and shareholder-oriented corporate governance. These qualities have allowed Valeant to generate spectacular total returns to its shareholders under Mike Pearson’s leadership.

We hold Mike Pearson and the rest of the Valeant team in extremely high regard. We believe that Valeant’s “shareholder-first” approach has contributed to its extraordinary performance.

We will leave it to Valeant to respond to Mr. Pyott’s criticisms of its business, but we remain extremely concerned about the approach that the Allergan board has taken with respect to this transaction. We believe that it is highly inappropriate for Mr. Pyott to be the “sole” board representative in dealing with shareholders with respect to the Valeant transaction. Rather, we believe that the independent directors should engage directly with shareholders without management present.

Our Experience in Engaging with Other Boards When the Chairman/CEO is Conflicted

As you are likely aware, Pershing Square has engaged with numerous corporate boards over the last 10 years. In most cases, boards have adopted appropriate governance approaches in addressing the concerns and issues that we have raised. For example, in our engagement with Procter & Gamble, Jim McNerney, Chairman and CEO of Boeing and P&G’s Presiding Director, was our principal point of contact with the company. The P&G board chose to have its presiding director work with us because we had proposed replacing the then-Chairman and CEO, Robert McDonald. Mr. McNerney did not include members of management in our meetings or discussions unless we requested that they be present. In light of Mr. McDonald’s disabling conflict of interest, Mr. McNerney appropriately and effectively managed the relationship with our firm and other shareholders, maintaining responsive and transparent lines of communication between the independent board and shareholders, ultimately, enabling an outcome that best served shareholders’ interests.

Over the last 10 years, we have encountered some boards that did not follow appropriate governance principles, and chose to stick their proverbial heads in the sand while allowing a conflicted Chairman and/or CEO to manage the relationship with shareholders. In a recent such example in May of 2012, Canadian Pacific shareholders chose to replace seven directors whom we opposed with directors that we had identified in an election where the new directors received approximately 90% of the vote. Even those directors whom we did not choose to replace received less than a majority vote in a rebuke from CP shareholders.

As a result of the turnover of the majority of the CP board and the hiring of our CEO candidate, E. Hunter Harrison, shareholders of CP have benefited by an increase in the stock price from $46 per share before our involvement to $175 per share. Furthermore, the company has materially reduced transit times, and improved on-time performance and service quality for its customers. It has for the first time in its history negotiated five-year deals with its unions, its once underfunded pension is now overfunded, and the rating agencies have recently upgraded the Company’s credit rating, among other material improvements.

The directors of CP who were summarily dismissed by shareholders were all well-qualified and honorable individuals, but they made the mistake of allowing a conflicted Chairman to represent the board in all of its interactions with Pershing Square and other shareholders. It was not until the votes were cast did these directors realize the nearly universally held views of CP’s shareholders. The directors were particularly surprised because in all previous annual meetings each director had received nearly unanimous votes from the shareholders.

A director should not draw a conclusion about the nature of his or her shareholder support until that director runs in a contested election, particularly in the event of a potential change in control of the corporation. We encourage you to review with your advisors the results of the Canadian Pacific proxy contest and CP’s performance under the reconstituted board’s stewardship as a useful reference for this situation.

We Believe the Majority of Allergan Shareholders are Interested in a Transaction with Valeant

Based on conversations we have had with other Allergan shareholders and sell-side analysts, we believe that the majority of Allergan shareholders are interested in a potential business combination with Valeant, and would recommend that the board sit down with Valeant and negotiate a transaction that maximizes shareholder value. Unfortunately, because Mr. Pyott stands between Allegan shareholders and the board, the independent directors are unable to hear directly from the company’s owners about their interests and concerns. Furthermore, it is rare that a shareholder is willing to candidly share its views with a Chairman/CEO who will likely lose his job as a result of a proposed transaction. As such, even if Mr. Pyott were to record accurately his interactions with shareholders, the Allergan board will not have the benefit of a candid portrayal of shareholder views without hearing these views directly.

The board’s apparent unwillingness to speak or meet with us and your unwillingness to speak with the company’s largest shareholder without Mr. Pyott present are both material failures of Allergan’s corporate governance at a critical time for Allergan and its shareholders.

Why We Have Launched a Shareholder Referendum

In order to assist the board in understanding the views of its owners with respect to the Valeant transaction, we have launched a shareholder referendum so that the owners’ views can be heard promptly and directly. In his meetings with shareholders, Mr. Pyott has described this shareholder referendum as “irrelevant” and “meaningless,” and suggested that it will be ignored by the board. We do not know whether Mr. Pyott’s statements accurately reflect the views of the independent directors, but again here, we and other shareholders have no means to understand the independent directors’ views on this issue.

We note that while Allergan has recently introduced an opportunity for shareholders to call a special meeting in response to majority votes from shareholders requesting such a charter provision, Allergan’s unusual special meeting mechanics are extremely burdensome. This is best evidenced by Mr. Pyott’s statements in his meetings with shareholders that the earliest that Pershing Square can hold a special meeting would be November of this year.

We believe it is in the best interest of Allergan’s shareholders for the board to be made aware of their views as promptly as practicable, rather than wait for those views to be expressed with the replacement of directors at a special meeting which can be first held by the end of the year. The continued uncertainty is not good for Allergan employees, its customers or its shareholders. Our strong preference is for the board to respond to the expressed interests of its shareholders without the need for us to call a special meeting, although we are prepared to do so if the board does not promptly fulfill its fiduciary duties.

The Board Did Not Fulfill Its Fiduciary Duties By Failing to Properly Consider the Valeant Proposal

When a company is subject to a merger proposal – particularly one that has caused an approximate 40% increase in the stock price compared to its unaffected price, and is projected by analysts and the company’s largest shareholder to offer substantially greater value if consummated – the board necessarily becomes subject to extreme scrutiny from its shareholders.

To date we believe, the board has behaved inappropriately in: (1) not properly considering the Valeant proposal, (2) its designation of Mr. Pyott as the only representative of the board permitted to interact with shareholders, and (3) the lead director’s and board’s unwillingness to speak or meet with the company’s largest shareholder without management present.

We ask that the company immediately repair its governance failures and establish a subcommittee of independent directors of the board that can respond to shareholder requests for open communication and in-person meetings.

The Board Should Retain Its Own Independent Counsel and Advisors

Valeant has publicly stated that it intends to improve its proposal and address concerns raised by Allergan in its presentation on May 28th. Oftentimes, even the highest quality legal and financial advisors in a change-in-control situation can be conflicted by a desire to maintain a relationship with a longstanding corporate client that will be foregone if the company is sold.

It is critically important that the Allergan board receive independent, unconflicted, and objective advice when a change-in-control transaction is proposed. As a result, we strongly urge the independent directors of the board to analyze the revised Valeant proposal with the assistance of independent counsel and advisors, hired by the independent directors rather than by management, who do not have a preexisting client relationship to protect, nor a predisposition against shareholder activism or unsolicited transactions, and who have a strong track record for protecting and enhancing shareholder interests.

We hereby again request the opportunity to meet with the independent directors at their earliest convenience.

Sincerely,

/s/ William A. Ackman

William A. Ackman

cc: The Board of Directors

ADDITIONAL INFORMATION

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. This communication relates to a proposal which Valeant Pharmaceuticals International, Inc. (“Valeant”) has made for a business combination transaction with Allergan, Inc. (“Allergan”). In furtherance of this proposal, Pershing Square Capital Management, L.P. (“Pershing Square”) filed a preliminary proxy statement (the “preliminary proxy statement”) with the U.S. Securities and Exchange Commission (the “SEC”) on May 13, 2014. This communication is not a substitute for the preliminary proxy statement or any other proxy statement, registration statement, prospectus or other document Pershing Square, Valeant and/or Allergan may file with the SEC in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS OF VALEANT AND ALLERGAN ARE URGED TO READ THE PRELIMINARY PROXY STATEMENT AND ANY OTHER PROXY STATEMENT(S), REGISTRATION STATEMENT, PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Any definitive proxy statement(s) (if and when available) will be mailed to stockholders of Allergan and/or Valeant, as applicable. Investors and security holders may obtain free copies of the preliminary proxy statement, and will be able to obtain free copies of these other documents (if and when available), and other documents filed with the SEC by Pershing Square and/or Valeant through the web site maintained by the SEC at http://www.sec.gov.

Pershing Square, PS Management GP, LLC, PS Fund 1, LLC, William A. Ackman, William F. Doyle, Jordan H. Rubin, Ben Hakim and Roy. J. Katzovicz may be deemed “participants” under SEC rules in any solicitation of Allergan shareholders in respect of a Valeant proposal for a business combination with Allergan. Pershing Square, PS Management GP, LLC and William A. Ackman may be deemed to beneficially own the equity securities of Allergan described in Pershing Square’s statement on Schedule 13D initially filed with the SEC on April 21, 2014 (the “Schedule 13D”), as it may be amended from time to time. Except as described in the Schedule 13D, none of the individuals listed above has a direct or indirect interest, by security holdings or otherwise, in Allergan or Valeant or the matters to be acted upon, if any, in connection with a potential Valeant-Allergan business combination. Information regarding the names and interests in Allergan and Valeant of Valeant and persons related to Valeant who may be deemed participants in any solicitation of Allergan or Valeant shareholders in respect of a Valeant proposal for a business combination with Allergan is available in the additional definitive proxy soliciting material in respect of Allergan filed with the SEC by Valeant on April 21, 2014. The additional definitive proxy soliciting material referred to in this paragraph can be obtained free of charge from the sources indicated above.

Forward-looking Statements

This communication contains forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding Valeant’s offer to acquire Allergan, Valeant’s financing of the proposed transaction, Valeant’s or Allergan’s expected future value and performance (including expected results of operations and financial guidance), and the combined company’s future financial condition, operation results, strategy and plans. Forward-looking statements may be identified by the use of the words “anticipates,” “expects,” “intends,” “plans,” “should,” “could,” “would,” “may,” “will,” “believes,” “estimates,” “potential,” “target,” “opportunity,” “tentative,” “positioning,” “designed,” “create,” “predict,” “project,” “seek,” “ongoing,” “upside,” “increases” or “continue” and variations or similar expressions and include but are not limited to beliefs expressed regarding future performance. These statements are based upon the current expectations and beliefs of Pershing Square and Valeant and are subject to numerous assumptions, risks and uncertainties that change over time and could cause actual results to differ materially from those described in the forward-looking statements. These assumptions, risks and uncertainties include, but are not limited to, assumptions, risks and uncertainties discussed in Valeant’s and/or Allergan’s most recent annual or quarterly reports filed with the SEC and the Canadian Securities Administrators (the “CSA”) and assumptions, risks and uncertainties relating to the proposed merger, as detailed from time to time in Valeant’s filings with the SEC and the CSA. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this communication are set forth in other reports or documents that Valeant and/or Allergan file from time to time with the SEC, and include, but are not limited to:

•	the ultimate outcome of any possible transaction between Valeant and Allergan, including the possibilities that Valeant will not pursue a transaction with Allergan and that Allergan will reject a transaction with Valeant;

•	if a transaction between Valeant and Allergan were to occur, the ultimate outcome and results of integrating the operations of Valeant and Allergan, the ultimate outcome of Valeant’s pricing and operating strategy applied to Allergan and the ultimate ability to realize synergies;

•	the effects of the business combination of Valeant and Allergan, including the combined company’s future financial condition, operating results, strategy and plans;

•	the effects of governmental regulation on Valeant’s and Allergan’s business or potential business combination transaction;

•	ability to obtain regulatory approvals and meet other closing conditions to the transaction, including all necessary stockholder approvals, on a timely basis;

•	Valeant’s and Allergan’s ability to sustain and grow revenues and cash flow from operations in their respective markets and to maintain and grow their respective customer bases, the need for innovation and the related capital expenditures and the unpredictable economic conditions in the United States and other markets;

•	the impact of competition from other market participants;

•	the development and commercialization of new products;

•	the availability and access, in general, of funds to meet Valeant’s and Allergan’s debt obligations prior to or when they become due and to fund their operations and necessary capital expenditures, either through (i) cash on hand, (ii) free cash flow, or (iii) access to the capital or credit markets;

•	Valeant’s and Allergan’s ability to comply with all covenants in their respective indentures and credit facilities any violation of which, if not cured in a timely manner, could trigger a default of their respective other obligations under cross-default provisions; and

•	the risks and uncertainties detailed by Valeant and Allergan with respect to their respective businesses as described in their respective reports and documents filed with the SEC.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. Readers are cautioned not to place undue reliance on any of these forward-looking statements. These forward-looking statements speak only as of the date hereof. None of Pershing Square or any of its affiliates or associates, or any of their respective directors, officers, employees, agents, shareholders or advisors undertakes any obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this communication or to reflect actual outcomes.

Contact

Steve Murray

Rubenstein Associates

212-843-8293